                        [TEXAS MICRO LOGO APPEARS HERE]

                                Texas Micro Inc.
                  5959 Corporate Drive, Houston, Texas  77036

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                     tO BE HELD THURSDAY, DECEMBER 3, 1998

     The Annual Meeting of Stockholders of Texas Micro Inc. (the "Company") will be held at the Company's headquarters, 5959 Corporate Drive, Houston, Texas on Thursday, December 3, 1998 at 1:00 p.m., local time, to consider and act upon the following matters:

1. To elect three Class II Directors to serve until the Company's 2001 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

2. To amend the Company's 1993 Employee Stock Purchase Plan by extending its termination date by two years, from June 30, 1999 until June 30, 2001, and by permitting employee purchases thereunder until such date.

3. To amend the Company's 1995 Outside Directors' Stock Option Plan by extending its termination date by three years, from July 1, 1999 until July 1, 2002.

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 1999 fiscal year.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on October 23, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

  You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to review the enclosed Proxy Statement and to sign and return the enclosed proxy card in the enclosed prepaid envelope as promptly as possible. If you attend the meeting and desire to revoke your proxy and vote in person, you may, of course, do so. In all cases, a proxy may be revoked at any time before its exercise in the manner specified herein.

                                           Sincerely,

                                           /s/ Kermit R. Sumrall
                                           -----------------------------
                                           Kermit R. Sumrall
                                           Secretary

Houston, Texas
November 4, 1998

                                TEXAS MICRO INC.
                   5959 CORPORATE DRIVE, HOUSTON, TEXAS 77036

          PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 3, 1998

                                    GENERAL

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Texas Micro Inc. (the "Company" or "Texas Micro") for use at the Annual Meeting to be held on Thursday, December 3, 1998 at the principal executive offices of the Company, 5959 Corporate Drive, Houston, Texas, commencing at 1:00 p.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). All proxies will be voted in accordance with the instructions therein, and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. If any other matters are properly presented at the Annual Meeting for consideration the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Board is currently unaware of any such matters. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company. No such written revocation will be effective unless it has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspectors of election at the Annual Meeting.

   On October 23, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 13,423,197 shares of Common Stock, par value $.40 per share, of the Company ("Common Stock"), each share of which is entitled to one vote on each of the matters to be voted upon at the meeting. Shares of Common Stock may not be voted cumulatively.

   This Proxy Statement and Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders on or about November 4, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of October 23, 1998 with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" and (iv) all directors and executive officers as a group.

               Name of                                 Number of Shares                           Percentage of Common
          Beneficial Owner                        Beneficially Owned (1)(2)                       Stock Outstanding (2)
-------------------------------------           ------------------------------            -------------------------------------
Dean C. Campbell                                                    58,004 (3)                             *
A. Theodore Engkvist                                                34,500 (4)                             *
Francis J. Hughes, Jr.                                             146,553 (5)                           1.0%
Dennis M. Malloy                                                    51,000 (6)                             *
Frank B. Ryan                                                       20,000 (7)                             *
John F. Smith                                                       24,500 (8)                             *
J. Michael Stewart                                               2,075,018 (9)                          14.8%
John C. Leonardo, Jr.                                              410,136 (10)                          2.9%
Kermit R. Sumrall                                                   49,586 (11)                            *
Ronald Groen                                                        66,254 (12)                            *
Christopher M. Melson                                               13,479 (13)                            *
All Directors and Executive Officers
   as a group (15 persons)                                       2,990,961 (14)                         21.3%

_______
* Less than 1%

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares by the respective stockholders. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) For purposes of this table, the number of shares of Common Stock of the Company owned by each director or executive officer is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which each director or executive officer has sole or shared voting or investment power and also any shares of Common Stock with respect to which any options held by such director or executive officer are exercisable within 60 days after October 23, 1998.

(3) Comprised of 25,504 shares owned by Mr. Campbell and 32,500 shares issuable pursuant to stock options which are exercisable by Mr. Campbell within 60 days after October 23, 1998.

(4) Comprised of 10,000 shares owned by Mr. Engkvist and 24,500 shares issuable pursuant to stock options which are exercisable by Mr. Engkvist within 60 days after October 23, 1998.

(5) Includes 22,500 shares issuable pursuant to stock options which are exercisable by American Research and Development II, L.P. ("ARD") of which Mr. Hughes is a general partner (or a general partner of a general partner), within 60 days after October 23, 1998, as to which Mr. Hughes disclaims beneficial ownership. Also includes 26,053 shares held by Mr. Hughes and 98,000 shares issuable pursuant to stock options which are exercisable by Mr. Hughes within 60 days after october 23, 1998.

(6) Comprised of 29,000 shares owned by Mr. Malloy and 22,000 shares issuable pursuant to stock options which are exercisable by Mr. Malloy within 60 days after October 23, 1998.

(7) Comprised of shares issuable pursuant to stock options which are exercisable by Dr. Ryan within 60 days after October 23, 1998.

(8) Comprised of shares issuable pursuant to stock options which are exercisable by Mr. Smith within 60 days after October 23, 1998.

(9) Includes 954,043 shares owned by Mr. Stewart's wife, 63,574 shares owned by his children under the Texas Uniform Gift to Minors Act (as to all of which he disclaims beneficial ownership), 912,943 owned by Mr. Stewart and 144,458 shares issuable pursuant to stock options which are exercisable by Mr. Stewart within 60 days after October 23, 1998.

(10) Comprised of 40,000 shares owned by Mr. Leonardo's wife, 2,200 shares owned by his daughter, 230,000 shares owned by Mr. Leonardo and 137,936 shares issuable pursuant to stock options which are exercisable by Mr. Leonardo within 60 days after October 23, 1998.

(11) Comprised of 23,062 shares owned by Mr. Sumrall and 26,524 shares issuable pursuant to stock options which are exercisable by Mr. Sumrall within 60 days after October 23, 1998.

(12) Comprised of 25,000 shares owned by Mr. Groen and 41,254 shares issuable pursuant to stock options which are exercisable by Mr. Groen within 60 days after October 23, 1998.

(13) Comprised of 1,500 shares owned by Mr. Melson and 11,979 shares issuable pursuant to stock options which are exercisable by Mr. Melson within 60 days after October 23, 1998.

(14) Includes an aggregate of 638,082 shares which all executive officers and directors have the right to acquire under outstanding stock options exercisable within 60 days after October 23, 1998. Also includes those shares listed above the beneficial ownership of which is disclaimed.

                           QUORUM AND VOTES REQUIRED

  The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

  All Proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder (i) filing with the Secretary of the Company an instrument revoking it, (ii) executing and returning a Proxy bearing a later date or (iii) attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person. Votes will be counted by Boston EquiServe, the Company's transfer agent and registrar.

                         ITEM 1 - ELECTION OF DIRECTORS

  Texas Micro has a classified Board consisting of two Class I Directors, three Class II Directors and two Class III Directors. Pursuant to Texas Micro's bylaws, directors are elected for terms ending on the date of the third annual meeting following the annual meeting at which any given director is elected or until their successors are duly elected and qualified.

  The persons named in the enclosed proxy will vote to elect Francis J. Hughes, Jr., A. Theodore Engkvist and Dennis M. Malloy (the "Nominees") as Class II Directors, unless the proxy is marked otherwise. Each Nominee is currently a director of the Company. Texas Micro has no nominating committee and all nominations are made by the Texas Micro Board. The Nominees have indicated their willingness to serve, if elected; however, if any Nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required.

  There are no family relationships between or among any officers or directors of Texas Micro.

  The following sets forth the name, age, length of service as a director of each member of the Board, including the Nominees, information given by each concerning all positions he has held with the Company, his principal occupation and business experience for the past five years and the names of other publicly held companies of which he serves as a director:

            NOMINEES FOR TERM EXPIRING IN 2001 (CLASS II DIRECTORS)


FRANCIS J. HUGHES, JR.

  Mr. Hughes, age 47, has been a director of the Company since 1987. He is President of American Research & Development Corporation, a venture capital firm, and has been associated with that firm and its predecessors since 1982. Since February 1997, Mr. Hughes has been a partner with Egan-Managed Capital, a venture capital firm. Mr. Hughes is Chairman of the Board, President and Chief Executive Officer of Remanco International, Inc. Mr. Hughes is also a director of Ceramics Process Systems Corporation, Fusion Lighting, Inc., UltraFine Powder Technology Inc. and R. F. Monolithics, Inc.

A. THEODORE ENGKVIST

  Mr. Engkvist, age 63, has been a director of the Company since 1994. He has been President of ENJO Consulting, a management consulting company, since 1992. He is a retired officer of NYNEX Corporation where he held a number of executive positions during a lengthy career.

DENNIS M. MALLOY

     Mr. Malloy, age 51, has been a director of the Company since 1995. He has been President of Malloy's Cash Register Company since 1984 and is also a director of Horizon Capital Bank.

BOARD RECOMMENDATION

     The Board recommends that stockholders vote FOR the election of each of the above named nominees. Proxies solicited hereby will be voted for both nominees unless stockholders specify otherwise in their Proxies.


           DIRECTORS WHOSE TERMS EXPIRE IN 1999 (CLASS III DIRECTORS)


J. MICHAEL STEWART

     Mr. Stewart, age 51, became a director of the Company on March 31, 1995. He has been President and Chief Executive Officer of the Company since January 30, 1996. From March 31, 1995 until he was elected to his present position, he was Executive Vice President of the Company and President and Chief Operating Officer of its subsidiary, Texas Microsystems, Inc. Prior to March 31, 1995, Mr. Stewart was President and Chief Operating Officer of Texas Microsystems, Inc. since co-founding it in 1975.


FRANK B. RYAN

     Dr. Ryan, age 62, was elected a director of the Company on March 12, 1996. He has been a Professor of Mathematics at Rice University since 1990 and is a director of America West Airlines, Danielson Holding Corporation and Siena Holdings, Inc.


             DIRECTORS WHOSE TERMS EXPIRE 2000 (CLASS I DIRECTORS)

DEAN C. CAMPBELL

     Mr. Campbell, age 48, has been a director of the Company since 1989. He has been General Partner of Campbell Venture Management, L.P. and has been associated with that firm and its predecessors since 1982. Mr. Campbell is also a director of Telco Systems Corp. and R. F. Monolithics, Inc.

JOHN F. SMITH

     Mr. Smith, age 63, has been a director of the Company since 1993. He has been President and a director of PerSeptive Biosystems, Inc. since July 1996 and was President of Mycos International, Inc. from July 1991 to July 1996. Mr. Smith retired from Digital Equipment Corporation in 1993 as Senior Vice President and Chief Operating Officer, after many years in various senior management positions. Mr. Smith is also a director of Instron Corporation, Hadco Corporation and Ansys, Inc.


                          BOARD AND COMMITTEE MEETINGS

     The Company has standing Audit and Compensation Committees. The Audit Committee provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee has responsibility for recommending the appointment of Texas Micro's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. Since April 16, 1997, the Audit Committee has consisted of Mr. Smith, Chairman, and Messrs. Engkvist, Hughes and Malloy. The Audit Committee held four meetings during fiscal 1998.

     The Compensation Committee is responsible for recommending to the Board the policies that govern executive officer compensation and for overseeing the implementation of those policies. Since April 16, 1997, the Compensation Committee consisted of Dr. Ryan, Chairman, and Messrs. Campbell, Hughes and Smith. The Compensation Committee held five meetings during fiscal 1998.

     The Board held thirteen meetings during the fiscal year ended June 30, 1998. During fiscal 1998, each director attended at least 75% of the meetings of the Texas Micro Board and any committee of the Texas Micro Board on which he served.

                               EXECUTIVE OFFICERS

     Executive officers are elected by the Board annually at its meeting immediately following the Annual Meeting of Stockholders and hold office until the next such Annual Meeting unless they sooner resign or are removed from office.

     The following table lists the name, age and position of the current executive officers of the Company.

Name                       Age                     Position
------------------------   ---   --------------------------------------------
J. Michael Stewart          51   President and Chief Executive Officer

John C. Leonardo, Jr.       59   Executive Vice President; Chief Operating
                                 Officer

Kermit R. Sumrall           47   Secretary and Acting Chief Financial Officer

Michael L. Baudler          34   Controller

Maynard Benwell             62   Vice President, Operations

Ronald Groen                36   Vice President, Sales & Marketing

Gene M. Janiszewski         45   Vice President, Information Systems

Christopher M. Melson       42   Vice President, Product Development

Reva L. Teague              48   Vice President, Human Resources


     Information regarding the experience of Mr. Stewart is set forth above under the heading "Directors".

     Mr. Leonardo assumed his current position effective May 1, 1996. He previously served as Senior Vice President, Marketing and Sales of Texas Microsystems, Inc. since 1990. He is party to an agreement with the Company dated May 1, 1996 that provides for a specified salary and bonus formula and certain benefits in the case of involuntary termination of employment or change of control.

     Mr. Sumrall was appointed to his current position on April 16, 1997. Prior to that time he was Controller of Texas Microsystems, Inc. since 1986.

     Mr. Baudler was appointed to his current position on November 12, 1997. Previously, Mr. Baudler held several financial management positions at Texas Microsystems, Inc. since 1995, before which he held several positions with two public accounting firms, PricewaterhouseCoopers LLP and Arthur Andersen, since 1986.

     Mr. Benwell assumed his current position on September 16, 1997. Prior to joining the company, Mr. Benwell worked as a manager at IBM in both domestic and international manufacturing facilities, for GTE in Phoenix, Arizona and most recently for Tandem Computers Incorporated since June 1989.

     Mr. Groen was appointed to his current position on April 16, 1997. From July 1, 1996 until April 16, 1997 he was Vice President, PC Products, Worldwide of Texas Microsystems, Inc. Prior to that time, he was Managing Director of Texas Microsystems' international sales operations since 1992, before which he held several financial management positions with other companies in the computer industry.

  Mr. Janiszewski was appointed to his current position on May 10, 1998. Prior to that time, he was Managing Director of Information Systems of Texas Microsystems, Inc. since 1987. Previously, Mr. Janiszewski managed several MIS departments in manufacturing, legal and oil and gas industries.

  Mr. Melson assumed his current position on April 16, 1997. He joined the Company on December 16, 1996, as Vice President, Engineering of Texas Microsystems, Inc. Previously, Mr. Melson held a number of increasingly responsible engineering management positions at Tandem Computers Incorporated since 1990.

  Ms. Teague was appointed to her current position on November 12, 1997. Prior to that time, she held several human resource management positions within Texas Microsystems, Inc. since January 1988.

                            DIRECTORS' COMPENSATION

  The Company's non-employee directors are paid a fee of $1,750 for each meeting attended (up to a maximum of six meetings per year) and are reimbursed for out-of-pocket expenses incurred in attending Board and Committee meetings. Non-employee directors also receive annual formula grants of options to purchase shares of the Company's Common Stock under the Company's 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"). For the 1998 fiscal year, each non-employee director then serving as a director received an option under the 1995 Directors' Plan to purchase 2,500 shares of Common Stock at an exercise price of $3.375 per share.

  Under a consulting agreement with the Company, Francis J. Hughes, Jr., Chairman of the Board, is eligible to receive $1,000 per day for consulting services (up to a maximum of $7,500 per month). Mr. Hughes did not provide any consulting services or receive any payments under this agreement during fiscal 1998. Under a consulting agreement with the Company, John F. Smith, a director of the Company, is eligible to receive $2,500 per day for consulting services. Mr. Smith did not provide any consulting services or receive any payments under this agreement during fiscal 1998.

  Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors.

                             EXECUTIVE COMPENSATION

  The following table sets forth all cash and non-cash compensation for each of the last three fiscal years awarded to or earned by J. Michael Stewart, President and Chief Executive Officer and the four other most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 during the fiscal year ended June 30, 1998 (such executive officers are collectively referred to herein as the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                       Annual   Compensation                               Long-Term Compensation
                              ----------------------------------------        -------------------------------------------------
                                                                               Restricted
         Name and              Fiscal                                            Stock                          All Other
    Principal Position          Year         Salary           Bonus              Awards       Options        Compensation(1)
---------------------------   --------   ---------------   -----------        ------------   ----------   ---------------------

J. Michael Stewart (2)            1998          $300,000             0            N/A                 0             $   830 (3)
  President and  Chief            1997          $326,937             0            N/A            75,000             $   650 (3)
  Executive Officer               1996          $211,300             0            N/A            46,000                   0

John C. Leonardo, Jr. (4)         1998          $231,017       $32,540            N/A                 0             $ 1,600 (3)
  Executive Vice President;       1997          $203,616       $10,000            N/A           100,000             $ 1,263 (3)
  Chief Operating Officer         1996          $186,656       $59,278            N/A            84,000                   0

Kermit R. Sumrall  (5)            1998          $116,106       $ 8,442            N/A                 0             $   746 (3)
  Secretary and Acting            1997          $103,077       $13,281            N/A            10,900             $   604 (3)
  Chief Financial Officer         1996          $ 98,566             0            N/A            14,500                   0

Ronald Groen (5)                  1998          $119,775       $48,019            N/A                 0             $   264 (3)
  Vice President, Sales &         1997          $139,904       $15,000            N/A            31,850             $   221 (3)
  Marketing                       1996          $100,000       $75,818            N/A            22,500                   0

Christopher  Melson (6)           1998          $168,252       $12,104            N/A                 0             $45,577 (7)
  Vice President, Product         1997          $ 82,500       $ 5,156            N/A            25,000             $16,624 (7)
  Development

_______

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) Mr. Stewart was elected President and Chief Executive Officer on January 30, 1996 and his base annual salary was increased to $300,000 effective January 30, 1996. Compensation reported in fiscal 1997 includes $26,927 paid in fiscal 1997 related to his January 30, 1996 increase which was unpaid as of June 30, 1996.

(3)   Represents the value of group term life insurance paid by the Company.

(4) Mr. Leonardo became an executive officer of the Company effective May 1, 1996.

(5) Messrs. Sumrall and Groen became executive officers of the Company effective April 16, 1997.

(6) Mr. Melson became an executive officer of the Company effective December 16, 1996.

(7) Represents relocation allowance and group term life insurance paid by the Company.

                          OPTION GRANTS AND EXERCISES

    The following table sets forth information concerning option exercises and the value of unexercised options held by the President and Chief Executive Officer and each of the named executive officers of the Company named in the Summary Compensation Table as of the end of fiscal 1998. There were no options or stock appreciation rights granted during fiscal 1998 to the following named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                              Number of               Value of Unexercised
                            Shares                       Unexercised Options          In-the-Money Options
                           Acquired        Value         At Fiscal Year End          At Fiscal Year End (1)
     Name                 On Exercise    Realized    (Exercisable/Unexercisable)   (Exercisable/Unexercisable)
--------------------------------------------------------------------------------------------------------------


J. Michael
Stewart                       -           -              133,499 / 37,501             $87,360 / $13,440

John C.
Leonardo, Jr.                 -           -              112,332 / 96,668             $54,779 / $70,256

Kermit R.
Summrall                      -           -               22,169 / 15,731             $ 5,076 / $10,739

Ronald
Groen                         -           -               33,454 / 33,396             $15,348 / $31,035

Christopher
Melson                        -           -                9,375 / 15,625             $12,309 / $20,516


(1) Computed based on the difference between the last reported sales price of the Common Stock on the Nasdaq National Market on June 30, 1998 of $3.688 and the exercise price of the options, multiplied by the applicable number of options. On October 23, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $2.938 per share.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board (the "Compensation Committee") currently consists of Frank B. Ryan, Francis J. Hughes, Jr., Dean C. Campbell and John F. Smith, none of whom are officers or employees of the Company. The Compensation Committee is responsible for recommending to the Board the policies that govern executive officer compensation and for overseeing the implementation of those policies. The Compensation Committee has furnished the following report on executive compensation for the fiscal year ended June 30, 1998.

Executive Compensation Philosophy

     The Compensation Committee strives to ensure that executive compensation is competitive among companies in the computer manufacturing industry that are of comparable size and complexity. Further, the Committee believes that the Company's incentive compensation programs should contain the following elements:

  .   Base compensation levels that attract and retain superior talent;

  . Bonus compensation awards that incentivize management's efforts to achieve Company profitability goals; and

  . Long-term equity incentives that align management's interests with those of the Company's stockholders.

     The Compensation Committee believes that the bonus compensation and long-term equity incentives should be at risk relative to accomplishment of the Company's profitability goals. Further, the Company should maintain compensation programs that are competitive within the computer manufacturing industry and that are constructive towards attainment of the Company's operational and profitability goals.

Procedure for Establishing Compensation

     Each fiscal year the Compensation Committee reviews and approves an annual compensation plan for the Company's executive officers. The plan is based on recommendations of the Company's Chief Executive Officer and the Company's Vice President of Human Resources. In addition, the Compensation Committee proposes an annual compensation plan for the Chief Executive Officer for Board approval.

     The Compensation Committee believes, on the basis of its review of computer industry data, that the base salaries of the Company's executive officers are comparable to those of executive officers of similar companies in the computer manufacturing industry.

     In determining appropriate compensation and incentive awards for the Company's executive officers and for the Chief Executive Officer, the Compensation Committee relied on reports surveying the industry that were prepared by an outside consulting firm specializing in compensation programs.

Executive Officer Compensation

     Compensation of the Company's executive officers consists of a combination of base salary, annual bonus incentives keyed to accomplishment of specific goals and profitability, and long-term incentives in the form of stock options. In addition, executive officers participate in the Company's employee benefits program. Bonus and long-term incentive compensation are designed to represent a substantial portion of the total compensation available to executive officers.

  Base Salary. Base salaries are set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar industry and of comparable size and complexity.

Bonus Compensation. Bonus compensation available to executive officers was generally keyed to achievement of (1) critical financial goals related to profitability and (2) specific goals related to job performance.

Long-term Incentive Compensation. The Compensation Committee believes that stock option grants provide the most significant compensation opportunity for executive officers and thereby serve the dual objectives of promoting retention of executives and of ensuring that the interests of those executives are aligned with those of the Company's stockholders. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of the grant and are generally vested over a four year period.

Benefits. The Company's executive officers receive medical and term life insurance benefits and participate in the Company's 401(k) savings plan on the same basis as other full-time employees, with the exception that they are provided at no cost with additional life insurance in an amount equal to twice their base salary. The Company's 1993 Employee Stock Purchase Plan, which is generally available to all employees, including executive officers, allows participants to purchase up to a maximum of 500 shares of Common Stock per offering period at a discount of 15% from the fair market value.

     The total for benefits provided to executive officers, as determined by the rules of the Commission Relating to Executive Compensation, did not exceed 10% of salary of any executive officer for the fiscal year ended June 30, 1998.

Chief Executive Officer Compensation

     During the fiscal year ended June 30, 1998, the Company's President and Chief Executive Officer, J. Michael Stewart, participated in the programs described above. The performance criteria for Mr. Stewart's annual incentive program stressed the return to profitability while posturing the Company for significant future growth. Mr. Stewart received aggregate salary of $300,000 during fiscal 1998. No bonus compensation or stock options were awarded.

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying "performance-based" compensation will not be subject to the deduction limit if certain requirements are met. Generally stock options will qualify as "performance-based" compensation. The Compensation Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

                                     The Compensation Committee



                                     Frank B. Ryan, Chairman
                                     Francis J. Hughes, Jr.
                                     Dean C. Campbell
                                     John F. Smith

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPARATIVE STOCK PERFORMANCE


          The cumulative stock performance graph below compares the cumulative shareholder return on Common Stock for the last five fiscal years with the cumulative return on (i) the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index"), (ii) the Nasdaq Computer Manufacturer Index (the "Old Peer Group") and (iii) a peer group index based on the common stock of RadiSys Corporation, SBS Technologies, Inc. and Maxwell Technologies, Inc. (the "New Peer Group"). The Company has determined to use an index based on the New Peer Group for future shareholder return comparisons as these companies offer a more representative group of peers. The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Old and New Peer Groups on June 30, 1993, and reinvestment of all dividends. Measurement points are June 30, 1993 and the last trading days of Texas Micro's fiscal years ended June 30, 1994, 1995, 1996, 1997 and 1998.


Research Data Group                                             Peer Group Total Return Worksheet


Texas Micro Inc (TEXM)

                                                                     CUMULATIVE TOTAL RETURN
                                              ----------------------------------------------------------------
                                                 6/93       6/94       6/95       6/96       6/97        6/98
TEXAS MICRO INC.                                100.00     190.63     212.50     150.00     168.75     184.38
PEER GROUP                                      100.00      78.76      90.96     180.18     260.53     218.44
NASDAQ STOCK MARKET (U.S.)                      100.00     100.96     134.77     173.03     210.38     277.61
NASDAQ COMPUTER MANUFACTURER                    100.00      81.93     146.74     208.94     262.98     427.88

    The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

    There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

            ITEM 2 - AMENDMENT TO 1993 EMPLOYEE STOCK PURCHASE PLAN

     The purpose of the Company's 1993 Employee Stock Purchase Plan (the "ESPP") is to encourage ownership in the Company by employees, including officers, and to provide a further incentive to retain and motivate such employees. The ESPP currently covers 750,000 shares of Texas Micro Common Stock, and its current six-month offering period will close on December 31, 1998. By its terms, the ESPP will expire on June 30, 1999. As of October 23, 1998, 256,497 shares had been issued under the ESPP. On September 17, 1998, the Board voted to amend the ESPP by extending its termination date by two years until June 30, 2001 and by permitting employee purchases thereunder until such date, subject to stockholder approval at the Annual Meeting. Following is a summary of the material provisions of the ESPP.

     The ESPP is administered by the Board of Directors and covers 750,000 shares of Common Stock, subject to adjustment for any dividend, stock split or other relevant changes in Texas Micro's capitalization ("Shares"). With certain limited exceptions, all full-time employees, including officers, employed by Texas Micro for at least three months are eligible to participate in the ESPP.

     The ESPP consists of four consecutive six-month offerings of 62,500 Shares each, commencing July 1, 1999 and ending June 30, 2001. The number of Shares may be increased at the election of the Board by the number of Shares, if any, which were made available, but not purchased during an earlier offering. The proposed amendment to the ESPP will extend its termination date by two years from June 30, 1999 until June 30, 2001 and permit employee purchases thereunder until such date. The amendment will make no change to the total number of Shares available for purchase under the ESPP.

     On the first day of a designated six-month offering period, the Company grants to each eligible employee who has elected to participate in the ESPP an option to purchase Shares as follows: the employee may authorize an amount (a whole percentage from 1% to 6%) of such employee's monetary compensation, as defined in the ESPP, to be deducted from such compensation during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the ESPP, the option price is an amount equal to 85% of the fair market value per Share of the Texas Micro Common Stock on either the first day or the last day of the offering period, whichever is lower. In no event, however, may an employee purchase more than 500 Shares in any one offering period.


                        FEDERAL INCOME TAX CONSEQUENCES

     The ESPP is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended.
Section 423 provides that a participating employee does not have to pay any federal income tax when such employee joins the ESPP or when an offering ends and such employee receives Shares of Texas Micro Common Stock. The employee is required, however, to pay federal income tax on the difference, if any, between the price at which he sells the Shares and the price he paid for them.

     If the employee has owned the Shares for more than one year and disposes of them at least two years after the date an offering commenced, he will be taxed as described below. If the market price of the Shares on the date they are sold is equal to or less than the price paid for the Shares under the ESPP, the employee will incur long-term capital loss in the amount equal to the price paid over the sale price. If the sale price is higher than the price paid under the ESPP, such employee will have to recognize ordinary income in an amount equal to the lesser of (i) the market price of the Shares on the date the offering commenced over the price paid or (ii) the excess of the sale price over the price paid. Any further gain is treated as a long-term capital gain. Except as set forth below, Texas Micro will generally not be entitled to a tax deduction upon the purchase or sale of Shares under the ESPP. If the employee sells before he has owned them for more than one year or before the expiration of a two-year period commencing on the date the offering period commenced, the employee will have to recognize ordinary income in the amount of the difference between the option price and the market price of the Shares on the date of purchase, and Texas Micro will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss for the difference between the sale price and the fair market value on the date of purchase.

                              BOARD RECOMMENDATION

     The Board believes that the adoption of the amendment to the 1993 Employee Stock Purchase Plan, as described above, is in the best interests of Texas Micro and its stockholders and therefore recommends a vote FOR this proposal.

        ITEM 3 - AMENDMENT TO 1995 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     The purpose of the Company's 1995 Directors' Plan is compensate outside directors for their services as board members and to provide further incentive for such persons to serve as directors. The 1995 Directors' Plan currently covers 150,000 shares of Texas Micro Common Stock. By its terms, the 1995 Directors' Plan will expire on July 1, 1999. As of October 23, 1998, 70,000 shares had been issued under the 1995 Directors' Plan. On September 17, 1998, the Board voted to amend the 1995 Directors' Plan by extending its termination date by three years until June 30, 2002, subject to stockholder approval at the Annual Meeting. Following is a summary of the material provisions of the 1995 Directors' Plan.

     The 1995 Directors' Plan provides for automatic grants of non-qualified stock options to members of the Texas Micro Board who are not employees of Texas Micro. As amended, the 1995 Directors' Plan provides that (i) each person who becomes an eligible director after June 1994 will be granted an option to purchase 12,000 shares of Common Stock on the close of business on the date of his initial election to the Texas Micro Board, and (ii) each then eligible director will be granted an option to purchase 2,500 shares of Common Stock on each July 1 from July 1, 1995 through and including July 1, 2002.

     The 1995 Directors' Plan is administered and supervised by the Texas Micro Board. The exercise price of an option granted under the 1995 Directors' Plan must not be less than 100% of the fair market value of Texas Micro's Common Stock as of the grant date. The term of each option is ten years, and options are immediately exercisable upon grant. Directors must exercise their options while serving as, or within six months after ceasing to be, a director of Texas Micro. Options are not assignable except to an entity which is a stockholder of Texas Micro and with which the optionee is affiliated as his principal occupation.

                        FEDERAL INCOME TAX CONSEQUENCES

     A non-employee director will not recognize any taxable income at the time an option is granted. Ordinary income will be recognized by a non-employee director at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock received over the option price for such shares. However, if other shares of Common Stock have been purchased by a non-employee director within six months of the exercise of an option, recognition of the income attributable to such exercise may under certain circumstances be postponed for a period of up to six months from the date of such purchase of such other shares of Common Stock due to liability to suit under Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). If applicable, one effect of any such postponement would be to measure the amount of the non-employee director's taxable income by reference to the fair market value of such shares at the time such liability to suit under
Section 16(b) of the Exchange Act no longer exists (rather than at the earlier date of the exercise of the option). The non-employee director will generally recognize a capital gain or loss upon a subsequent sale of the shares of Common Stock.

     Upon a non-employee director's exercise of an option granted under the 1995 Directors' Plan, the Company may claim a deduction for compensation paid at the same time and in the same amount as ordinary income is recognized by the non-employee director.

                              BOARD RECOMMENDATION

     The Board believes that the adoption of the amendment to the 1995 Directors' Stock Option Plan, as described above, is in the best interests of Texas Micro and its stockholders and therefore recommends a vote FOR this proposal.

         ITEM 4 - RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board, on the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as Texas Micro's independent accountants for the fiscal year ending June 30, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. If the stockholders of Texas Micro do not ratify the selection of PricewaterhouseCoopers LLP as Texas Micro's independent accountants, the selection of such accountants will be reconsidered by the Board.

                              BOARD RECOMMENDATION

     The Texas Micro Board believes that the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending June 30, 1999 is in the best interests of the Company and its stockholders and therefore recommends a vote FOR this proposal.

                                 OTHER MATTERS

     The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All expenses of the Company's solicitation of proxies, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees soliciting proxies will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such persons for reasonable expenses incurred in connection therewith.

                         COMPLIANCE WITH SECTION 16(A)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Form 3, 4, and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file. To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended June 30, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with in a timely manner.

                             FINANCIAL INFORMATION

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request of the Chief Financial Officer of the Company at 5959 Corporate Drive, Suite 1600, Houston, Texas 77036.

                             STOCKHOLDER PROPOSALS

     Any proposal of stockholders to be included in the Company's proxy statement and proxy relating to the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than June 30, 1999, and must comply with all the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company may exercise discretionary voting authority with respect to any stockholder proposal made at the 1999 Annual Meeting and not included in the

Company's proxy statement and proxy unless notice of such proposal is received by the Company not later than September 15, 1999 and is accompanied by a written statement as required by Rule 14a-4 under the Exchange Act.

                                     By Order of the Board of Directors,

                                     /s/ Kermit R. Sumrall
                                     ------------------------------------
                                     Kermit R. Sumrall
                                     Secretary

                                TEXAS MICRO INC.

                  Proxy for the Annual Meeting of Stockholders
                         To Be Held on December 3, 1998

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY


    The undersigned, revoking all prior proxies, hereby appoint(s) J. Michael Stewart and K.R. Sumrall, and each of them, with full power of substitution, as proxies to represent and to vote as designated herein, all shares of stock of Texas Micro Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Houston, Texas, on Thursday, December 3, 1998 at 1:00 p.m., local time, and at any adjournment or adjournments thereof.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted for proposals 1, 2, 3 and 4. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised.

1. To elect Francis J. Hughes, Jr., A. Theodore Engkvist and Dennis M. Malloy as Class II Directors as described in the Proxy Statement.

    [ ] FOR    [ ] WITHHELD

    ------------------------------------
    For all three nominees except as noted above

2. To amend the Company's 1993 Employee Stock Purchase Plan by extending its termination date by two years, from June 30, 1999 until June 30, 2001, and by permitting employee purchases thereunder until such date.

    [ ] FOR        [ ] AGAINST           [ ] ABSTAIN

3. To amend the Company's 1995 Outside Directors' Stock Option Plan by extending its termination date by three years, from July 1, 1999 until July 1, 2002.

    [ ] FOR        [ ] AGAINST           [ ] ABSTAIN


4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's Independent Accountants.

    [ ] FOR        [ ] AGAINST           [ ] ABSTAIN

5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Signature:____________ Date:_________   Signature:____________  Date:_________